UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2025

Hyperfine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39949	98-1569027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 New Whitfield Street Guilford, Connecticut	06437
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 796-6767

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	HYPR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 15, 2025, Hyperfine, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC, as the underwriter (the “Underwriter”), pursuant to which the Company agreed to issue and sell, in an underwritten public offering by the Company (the “Offering”) 14,000,000 shares (the “Firm Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a public offering price of $1.25 per share. The gross proceeds to the Company from the Offering are expected to be approximately $17.5 million before deducting underwriting discounts and commissions and other offering expenses. Under the terms of the Underwriting Agreement, the Underwriter has a 30-day option to purchase up to an additional 2,100,000 shares of Class A Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”), which equals 15% of the total number of Firm Shares sold in the Offering, at the public offering price, less underwriting discounts and commissions. All of the Shares in the Offering are being sold by the Company.

The Shares will be issued pursuant to a prospectus supplement dated October 15, 2025, and an accompanying base prospectus that forms a part of the Company’s shelf registration statement on Form S-3 (File No. 333-275449), which was filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2023 and declared effective by the Commission on November 22, 2023. The Offering is expected to close on or about October 17, 2025, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Pursuant to the Underwriting Agreement, the Company agreed to give the Underwriter a discount of 7.0% of the gross proceeds of the Offering of up to and including $10 million and 6.0% of the incremental gross proceeds of the Offering in excess of the first $10 million. The Company also agreed to reimburse the Underwriter for out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $125,000. The Company also has agreed not to (i) issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Class A common stock or common stock equivalents, or (ii) file any registration statement or amendment or supplement with respect thereto, subject to certain exceptions, during the 90-day period following the date of the Underwriting Agreement. Additionally, each of the directors and executive officers of the Company, pursuant to lock-up agreements, agreed not to sell or transfer any of the Company’s securities which they hold, subject to certain exceptions, during the 60-day period following the date of the Underwriting Agreement.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities in this Offering, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the legal opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the Shares offered in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On October 16, 2025, the Company issued a press release announcing the pricing of the Offering, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, by and between the Company and Lake Street Capital Markets, LLC, dated as of October 15, 2025.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

99.1	Press Release dated October 16, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERFINE, INC.

Date: October 16, 2025	/s/ Brett Hale
Brett Hale
Chief Administrative Officer, Chief Financial Officer, Treasurer and Corporate Secretary